EXHIBIT 11



DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS AND NINE MONTHS ENDED MAY 2, 1998




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

                                       Three Months Ended               Nine Months Ended
                                          May 2, 1998                      May 2, 1998
                                 -------------------------------  -------------------------------
                                                       Per Share                        Per Share
                                 Net Income    Shares    Amount   Net Income    Shares    Amount
                                 ----------    ------  ---------  ----------    ------  ---------
Basic Earnings Per Share:

Income available to common
       shareholders              $1,444,741   7,541,988   $.19    $4,064,208   7,484,513   $.54
                                                          ====                             ====


Effect of Dilutive Securities:

Warrants                                         18,946                           19,461

Options                                         667,894                          687,064
                                 ----------   ---------           ----------   ---------
Diluted Earnings Per Share       $1,444,741   8,228,828   $.18    $4,064,208   8,191,038   $.50
                                 ==========   =========   ====    ==========   =========   ====
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